Exhibit 21.1
                              List Of Subsidiaries


Grill Concepts, Inc.
Formerly Magellan Restaurants,
Formerly Uno Concepts, Inc.
Grill Concepts, Inc.
Uno Concepts of New Jersey
Uno Concepts of Cherry Hill
Grill Concepts - D.C., Inc.
Grill on the Alley
EMNDEE, Inc.
Universal Grill Concepts Inc.
Formerly Grill Concepts Acquisition Corp., Inc.
C.T.S. Investments
San Jose Grill on the Alley, LLC
Chicago - The Grill on the Alley, LLC
Sungrill Associates, Inc.
Alcoli 66, Inc.
Grill Concepts Management, Inc.
Universal Grill Joint Venture
The Grill on the Alley - Beverly Hills
The Grill on Hollywood, LLC
The Daily Grill at Continental Park, LLC
Grill Concepts CD, Inc.
Grill Concepts Chicken Daily, LLC
GCI-MP, Inc
612 Flower Daily Grill, LLC
GCI-CC, Inc.
GC Dallas Ventures LP

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